Exhibit 10.1

MRV COMMUNICATIONS, INC.
CHANGE IN CONTROL AGREEMENT

AGREEMENT made as of the 5th day of May, 2016, by and between MRV COMMUNICATIONS, INC. (the “Company”) and Stephen G. Krulik (the “Employee”).
WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction;
NOW, THEREFORE, the Company and the Employee agree as follows:
1.Definitions. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

(a)“Cause” means (a) if there is an employment or other services agreement between the Employee and the Company or a subsidiary that defines the term "cause" (or a term of like import), the Employee’s engaging in conduct that constitutes "cause" (or a term of like import) within the meaning of that agreement, or (b) if there is no employment or other services agreement between the Employee and the Company or a subsidiary that defines the term "cause" (or a term of like import), (1) the Employee’s repeated failure (other than temporarily while physically or mentally incapacitated) or refusal to perform the duties of his or her employment or other service if such failure or refusal shall not have ceased or been remedied within fifteen days following written warning from the Company or a subsidiary; (2) the Employee’s conviction of or plea of no contest to a felony; (3) the Employee’s breach of a fiduciary trust (including, without limitation, misappropriation of funds, material misrepresentation (other than as a result of a good faith mistake) of the Company's financial performance, operating results or financial condition to the Board or any officer, use of the Company's or a subsidiary's assets to pursue other interests, or diversion of any business opportunity belonging to the Company or a subsidiary to or for the benefit of the Employee or a third party); (4) material unauthorized disclosure by the Employee to any person of any confidential information or trade secrets of the Company or any of its subsidiaries; (5) the Employee’s engaging in conduct or activities materially damaging to the property, business or reputation of the Company or a subsidiary or to the ability of the Employee to perform the duties of his or her employment or other services; (6) any act or omission by the Employee involving gross malfeasance or gross negligence in the performance of the Employee’s duties to the material detriment of the Company or a subsidiary; or (7) the Employee’s failure to comply in all material respects with the policies of the Company or a subsidiary or with any non-competition, non-solicitation or other restrictive covenants made by the Employee to the Company or a subsidiary; in each of such cases as determined by the Board or the Compensation Committee acting in its good faith discretion.

(b)“Change in Control” means any of the following events:

(i)the acquisition by any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) a subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (within the meaning of Rule l3d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, other than an acquisition directly from the Company; or

(ii)the consummation of a merger, consolidation or other form of reorganization involving the Company unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization beneficially own more than 50% of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof, as the case may be) that are outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities of the Company immediately prior to such merger, consolidation or reorganization; or

(iii)the consummation of a complete liquidation or dissolution of the Company, or of a sale or disposition of all or substantially all of the Company's assets (whether in one transaction or a series of related transactions), unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such sale or disposition beneficially own more than 50% of the combined voting power of the securities of the person or entity that acquires such assets that are outstanding immediately after such sale or disposition.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, or (3) any Person who, as of the date hereof, owns more than 25% of the outstanding Voting Securities.
(c)“Company” means MRV Communications, Inc. and any direct or indirect successor to the business of the Company.

(d)“Good Reason” means, without the written consent of the Executive:

(i) a material diminution in Employee’s duties or responsibilities;

(ii)any reduction in the Employee’s annual base salary in effect immediately prior to the Change in Control; or

(iii)the Company's requiring the Employee to be based at any office or location more than fifty (50) miles from the office where the Employee was employed immediately prior to the Change in Control.

Notwithstanding the foregoing, the Employee will not have “Good Reason” to terminate his employment merely because the Employee is no longer an Employee of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the Change in Control transaction (including having a reporting relationship within a larger company). In order to terminate employment for Good Reason, the Employee must, within 90 days after the occurrence of the event or condition giving rise to Good Reason, furnish written notice to the Company indicating Employee’s intention to terminate employment for Good Reason and describing the act(s) and/or omission(s) that the Employee deems to constitute Good Reason. The Company shall have 30 days after receipt of such notice to review and correct the situation (and thus prevent Employee’s termination for Good Reason) and, if the Company fails to do so, the Employee will then have 30 days within which to terminate for Good Reason.

(e)“Severance Event” means a termination of the Employee’s employment with the Company and its subsidiaries (1) by the Company without Cause, or (2) by the Employee for Good Reason, in either case occurring within twelve (12) months following the date of a Change in Control.

2.Change in Control Severance Protection. If a Severance Event occurs, then the Employee will be entitled to receive any accrued and unpaid compensation, consisting of the unpaid amount, if any, of Employee’s previously earned base salary; the unpaid amount, if any, of a bonus earned by the Employee for the preceding year; and any vested payments and benefits accrued by the Employee under and in accordance with the terms of any employee plan in which the Employee was a participant. In addition, subject to the provisions hereof, including, as applicable, the release and other conditions set forth in Section 4 and the non-duplication provisions of Section 6, the Employee will be entitled to receive the following payments and benefits:

(a)a single sum cash payment equal to nine months of Employee’s base salary as of the date that Employee’s employment with the Company ceases; and

(b)if the Employee (and/or the Employee’s covered spouse and/or dependents) timely elects COBRA group health plan continuation coverage, the Company will pay the full amount of the premiums for the number of months of salary comprising the severance payment described in Section 2(a) above, but in no event later than the date the Employee becomes eligible to receive corresponding coverage under a new employer’s group health plan.

3.Equity Awards. If a Change in Control occurs, then all outstanding stock option, restricted stock and other equity compensation awards will be subject to the vesting and other terms and provisions of the applicable award agreement and Company plan.

4.Release of Claims and Other Conditions; Timing of Payments. The Employee’s right to receive and retain any severance payments or benefits pursuant to Section 2 may be conditioned upon the Employee’s delivery to the Company of a signed release of claims (substantially in the form attached hereto as Exhibit A) within 60 days after the date of the Severance Event and the Employee’s not revoking such release. If the Company decides to impose the release condition, it must furnish written notification of its decision to the Employee within five days after the date of the Severance Event. Severance payments and benefits that are subject to a release condition under this paragraph will be made on the day following the date on which the release condition is satisfied, provided that, if the 60-day period during which the release condition may be satisfied straddles two calendar years, payment will be made on the later of the date on which the release condition is satisfied and January 2 of the calendar year following the calendar year in which the Severance Event occurs. On the deferred payment date, the Employee will receive a catch-up payment equal to the aggregate amount that otherwise would have been received by such date if there had been no deferral. If the Company does not provide the written release notice to the Employee within five days after the date of the Severance Event, then the severance amounts payable to the Employee under Section 2 shall be made or begin within ten business days after the date of the Severance Event. Notwithstanding the foregoing, (i) if the release condition is timely invoked by the Company and not satisfied by the Employee, the Company will be entitled to recoup the amount of any premiums it may have paid for group health continuation coverage under Section 2(b); and (ii) the Employee will not be entitled to payments or benefits described in Section 2 if, at any time from the date hereof until the date of the Change in Control, the Employee fails to use Employee’s best efforts to perform the duties and responsibilities of the Employee’s employment with the Company (including participating positively and constructively with respect to the discussions, negotiation of and process leading up to a possible Change in Control), all to the reasonable satisfaction of the Board.

5.Golden Parachute Tax Limitation. If, when combined with the payments and benefits the Employee is entitled to receive under any other agreement, plan, program or arrangement of the Company, the Employee would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Employee under this Agreement will be reduced by the minimum amount necessary to ensure that the Employee will not be subject to such excise tax and the Company’s deduction will not be so denied.

6.Effect of Other Agreements. Notwithstanding the any other provision hereof, if the Employee is entitled to receive separation payments or benefits pursuant to another agreement with the Company or an affiliate or pursuant to applicable law, then the separation payments and benefits otherwise payable to the Employee under Section 2 of this Agreement shall be reduced by any corresponding payments and benefits that the Employee receives or will receive pursuant to such other agreement or applicable law, in order to avoid duplication.

7.Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Employee and the Company. Unless the Employee is employed pursuant to an employment agreement for a specified period of time, the Employee is employed on an at-will basis. Nothing contained herein shall be deemed to give the Employee a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Employee’s employment at any time.

8.Governing Law. This Agreement shall be governed by the laws of the state of New York, excluding its conflict of law rules.

9.Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

10.Tax Withholding; Section 409A Compliance.

(a)Withholding. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding.

(b)Section 409A. It is intended that any amounts payable to the Employee under this Agreement will be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”). Nevertheless, if and to the extent that a payment under the Agreement is deemed to be subject to Section 409A (a “Covered Payment”), then, for the purposes of the Agreement and Section 409A:

(i)Each Covered Payment will be treated as a separate payment under Section 409A.

(ii)The term “termination of employment” or words of like import shall be deemed to mean a “separation from service” within the meaning of Section 409A.

(iii)If the Employee is treated as a “specified employee” within the meaning of Section 409A at the time of the termination of the Employee’s employment, then any Covered Payment that would otherwise be due within six months after such termination of employment will be delayed until the first business day of the seventh month following the date of termination or, if earlier, the date of the Employee’s death, to the extent such delay is required by Section 409A. On the delayed payment date, the Employee (or, if applicable, the deceased Employee’s estate) will receive a catch-up payment equal to the aggregate amount of the Covered Payments that were delayed pursuant to the preceding sentence.

(iv)Notwithstanding the foregoing, the Employee shall be solely responsible for, and the Company shall have no liability for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

11.Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MRV COMMUNICATIONS, INC.		EMPLOYEE

By:	/s/ Mark J. Bonney	By:	/s/ Stephen G. Krulik
Name:	Mark J. Bonney		Stephen G. Krulik
Title:	Chief Executive Officer

EXHIBIT A
RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of • by and between • (“Employee”) and MRV COMMUNICATIONS, INC. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them by the Change in Control Agreement made by and between the Company and the Employee as of the 5th day of May, 2016 (the “Change in Control Agreement”).
1.    This will confirm that a Severance Event has occurred. In accordance with the Change in Control Agreement, the Company has timely notified the Employee that the Employee’s right to receive and retain certain severance payments and benefits under Section 2 of the Change in Control Agreement is conditioned upon the timely receipt by the Company of a release by the Employee which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Change in Control Agreement and other good and valuable consideration, Employee for himself/herself and for the executors and administrators of the Employee’s estate, and the Employee’s heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders (the “Released Parties”) from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Employee ever had, now has or may have arising out of or relating to the Employee’s employment with the Company or the termination of such employment occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Employee might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar state or other laws that may be applicable, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Employee is a named party, the Employee agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Employee of any Claims against the Company with respect to (i) any amounts or benefits to which the Employee may become entitled to receive under the Change in Control Agreement, (ii) any right the Employee may have to indemnification under the terms of the Change in Control Agreement or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iii) the Employee’s rights under and in accordance with the terms of any employee benefit plan in which Employee participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release.
2.    EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. [In giving this release, which includes claims which may be unknown to Employee at present, Employee acknowledges that he has read and understands Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”] Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected claims Employee may have against the Released Parties.

3.    Employee has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Employee acknowledges that (a) Employee has been provided with an opportunity to consult with an attorney or other advisor of his/her choice regarding the terms of this Agreement, (b) this is a final offer and Employee has been given [21 or 45, as applicable] days in which to consider whether Employee wishes to enter into this Agreement, (c) Employee has elected to enter into this Agreement knowingly and voluntarily and (d) if Employee does so within fewer than [21]/[45] days from receipt of the final document the Employee has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Employee has 7 days following execution of this Agreement to change his/her mind.

MRV COMMUNICATIONS, INC.	EMPLOYEE

By:	By:

Title: